Exhibit 10.11

YODLE, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

On July 10, 2014, the Board of Directors (the “Board”) of Yodle, Inc. (the “Company”) approved the following compensation policy for non-employee directors of the Company (“Non-Employee Directors”) to be effective upon the execution of the underwriting agreement in connection with the initial public offering (the “Offering”) of the Company’s common stock (the date of such execution being referred to as the “IPO Date”). A Non-Employee Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.

1.	Cash Compensation for Committee Service

Commencing at the beginning of the first calendar quarter following the IPO Date, each Non-Employee Director will receive the following cash compensation for service on the Board:

Annual Board Service Retainer
All Non-Employee Directors	$25,000
Non-Executive Chairman of the Board (in addition to Board Service Retainer received by all Non-Employee Directors)	$10,000
Annual Committee Member Service Retainer
Member of the Audit Committee	$5,000
Member of the Compensation Committee	$0
Member of the Nominating & Corporate Governance Committee	$0
Annual Committee Chair Service Retainer (in lieu of Committee Member Service Retainer)
Chair of the Audit Committee	$15,000
Chair of the Compensation Committee	$5,000
Chair of the Nominating & Corporate Governance Committee	$5,000

The annual cash compensation amounts set forth above shall be payable in equal quarterly installments, payable in arrears during the first 30 days of the first month following the end of each calendar quarter in which the Board service occurs. If the director joins the Board at a time other than the first day of a calendar quarter, he or she will be entitled to the cash compensation set forth above beginning with the calendar quarter following the date he or she joins the Board.

2.	Equity Compensation

Each Non-Employee Director shall be eligible to receive nonqualified stock options and/or restricted stock unit awards under the Company’s 2014 Equity Incentive Plan, which will become effective immediately upon the IPO Date (the “Plan”).

All stock options granted under this policy will be “Nonstatutory Stock Options” (as defined in the Plan), with a term of ten (10) years from the date of grant and an exercise price per share equal to 100% of the “Fair Market Value” (as defined in the Plan) of the underlying common stock of the Company on the date of grant, which, in the case of the IPO Grant described below, shall be deemed to be the price per share to the public in the Offering. All stock options and restricted stock unit awards granted under this policy shall vest in a series of four successive equal quarterly installments over the 12-month period measured from the date of grant. All vesting is subject to the Non-Employee Director’s

“Continuous Service” (as defined in the Plan) on each applicable vesting date. Notwithstanding the foregoing vesting schedule, for each Non-Employee Director who remains in Continuous Service with the Company until immediately prior to the closing of a “Change in Control” (as defined in the Plan), the shares subject to his or her then-outstanding equity awards that were granted pursuant to this policy will become fully vested immediately prior to the closing of such Change in Control.

(a) Option and Restricted Stock Unit Award Grants.

(i) IPO Grant for Continuing Directors. Without any further action of the Board, each person who is serving as a Non-Employee Director on the IPO Date shall automatically be granted a Nonstatutory Stock Option on the IPO Date to purchase a number of shares of common stock having an Option Value of $100,000 (the “IPO Grant”). In the discretion of the Board, the form of the IPO Grant may be combination of a Nonstatutory Stock Option and a Restricted Stock Unit Award, which combination shall have an aggregate value of $100,000.

(ii) Initial Grant for New Directors. Without any further action of the Board, each person who, after the IPO Date is elected or appointed for the first time to be a Non-Employee Director shall automatically, upon the date of his or her initial election or appointment to be a Non-Employee Director, be granted a Nonstatutory Stock Option to purchase a number of shares of common stock having an Option Value of $200,000 (the “Initial Grant”). In the discretion of the Board, the form of the Initial Grant may be combination of a Nonstatutory Stock Option and a Restricted Stock Unit Award, which combination shall have an aggregate value of $200,000.

(iii) Annual Grant. Without any further action of the Board, at the close of business on each annual meeting following the completion of the Offering, each person who is then a Non-Employee Director shall automatically be granted a Nonstatutory Stock Option to purchase a number of shares of common stock having an Option Value of $100,000 (the “Annual Grant”); provided that any Non-Employee Director who received an Initial Grant pursuant to Section 2(a)(ii) above after the IPO Date but prior to the first annual meeting following such Non-Employee Director’s election or appointment shall not receive an Annual Grant on such annual meeting. In the discretion of the Board, the form of the Annual Grant may be combination of a Nonstatutory Stock Option and a Restricted Stock Unit Award, which combination shall have an aggregate value of $100,000.

(b) Remaining Terms. The remaining terms and conditions of each stock option and restricted stock unit award, including transferability, shall be as set forth in the Company’s standard Plan Option Agreement or Restricted Stock Unit Agreement, as the case may be, in the form adopted from time to time by the Board.

(c) Calculation of Option Value and Value of Restricted Stock Unit Award. The “Option Value” of a stock option to be granted under this policy shall be determined using the same method the Company uses to calculate the grant-date fair value of stock options for purposes of its financial statements, except that no provision shall be made for estimated forfeitures related to service-based vesting. The value of a restricted stock unit award to be granted under this policy shall be determined based on the Fair Market Value per share on the grant date.

3.	Election to Receive Annual Cash Compensation in the Form of Stock Options

Each Non-Employee Director may elect, in writing, to receive his or her annual cash compensation in the form of stock options. If elected, all stock options will be granted under the Plan and will be documented on the applicable form of equity award agreement most recently approved for use by the Board (or a duly authorized committee thereof) for Non-Employee Directors. All stock options granted under this policy will be nonstatutory stock options with an exercise price per share equal to 100% of the Fair Market Value of the underlying common stock on the date of grant, will be granted on the first day of the applicable year of service on the Board and will vest at the rate of 25% of the option shares following the end of each calendar quarter in which the Board service occurs, and will have a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

The number of stock options that a Non-Employee Director will receive in lieu of such annual cash compensation will be determined by dividing (i) the amount of annual cash compensation that would otherwise be paid for the applicable year of service on the Board, by (ii) the Black-Scholes value of a share of common stock on the grant date and using a thirty business day average stock price, rounded down for any partial share. Any election to receive stock options in lieu of annual cash compensation must be made by the Non-Employee Director within five (5) business days following the date on which such Non-Employee Director is elected (or re-elected) to the Board and such election will be irrevocable for the Non-Employee Director’s entire term of service. Notwithstanding the foregoing, with respect to each Non-Employee Director who is serving on the Board prior to the effective date of the IPO, such election must be made at least five (5) business days prior to the effective date of the IPO and will be irrevocable for the remainder of such Non-Employee Director’s term of service.